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                                                                  EXECUTION COPY





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                             AGREEMENT AND PLAN OF MERGER

                                        Among

                                    GROUPE DANONE,

                               ZONEO ACQUISITION CORP.

                                         and

                         AQUAPENN SPRING WATER COMPANY, INC.


                                Dated November 2, 1998






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                                  TABLE OF CONTENTS


                                 ARTICLE I  THE OFFER

SECTION 1.01.  The Offer . . . . . . . . . . . . . . . . . . . . . . . . . . .2
SECTION 1.02.  Company Actions . . . . . . . . . . . . . . . . . . . . . . . .3


                                ARTICLE II  THE MERGER

SECTION 2.01.  The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . .5
SECTION 2.02.  Effective Time; Closing . . . . . . . . . . . . . . . . . . . .5
SECTION 2.03.  Effect of the Merger. . . . . . . . . . . . . . . . . . . . . .5
SECTION 2.04.  Articles of Incorporation; Bylaws . . . . . . . . . . . . . . .5
SECTION 2.05.  Directors and Officers. . . . . . . . . . . . . . . . . . . . .6
SECTION 2.06.  Conversion of Securities. . . . . . . . . . . . . . . . . . . .6
SECTION 2.07. Stock Options; Warrants. . . . . . . . . . . . . . . . . . . . .6
SECTION 2.08.  Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . .7
SECTION 2.09.  Surrender of Shares; Stock Transfer Books . . . . . . . . . . .8
SECTION 2.10. Merger Without Approval of Company Shareholders. . . . . . . . .9

                                     ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.  Organization and Qualification; Subsidiaries. . . . . . . . . 10
SECTION 3.02.  Articles of Incorporation and Bylaws. . . . . . . . . . . . . 10
SECTION 3.03.  Capitalization. . . . . . . . . . . . . . . . . . . . . . . . 11
SECTION 3.04.  Authority Relative to this Agreement; Vote Required . . . . . 11
SECTION 3.05.  No Conflict; Required Filings and Consents. . . . . . . . . . 12
SECTION 3.06.  Compliance. . . . . . . . . . . . . . . . . . . . . . . . . . 13
SECTION 3.07.  SEC Filings; Financial Statements . . . . . . . . . . . . . . 13
SECTION 3.08.  Absence of Certain Changes or Events. . . . . . . . . . . . . 14
SECTION 3.09.  Absence of Litigation . . . . . . . . . . . . . . . . . . . . 15
SECTION 3.10.  Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . 15
SECTION 3.11.  Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . 17
SECTION 3.12.  Offer Documents; Schedule 14D-9; Proxy Statement. . . . . . . 18
SECTION 3.13.  Tangible Property; Real Property and Leases . . . . . . . . . 18
SECTION 3.14.  Trademarks, Patents and Copyrights. . . . . . . . . . . . . . 19
SECTION 3.15.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
SECTION 3.16.  Environmental Matters . . . . . . . . . . . . . . . . . . . . 21
SECTION 3.17.  Material Contracts. . . . . . . . . . . . . . . . . . . . . . 22
SECTION 3.18.  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
SECTION 3.19.  Opinion of Financial Advisors . . . . . . . . . . . . . . . . 22
SECTION 3.20.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . 22
SECTION 3.21.  Pennsylvania Law. . . . . . . . . . . . . . . . . . . . . . . 23


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                                      ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER

SECTION 4.01.  Corporate Organization. . . . . . . . . . . . . . . . . . . .  23
SECTION 4.02.  Authority Relative to This Agreement. . . . . . . . . . . . .  23
SECTION 4.03.  No Conflict; Required Filings and Consents. . . . . . . . . .  24
SECTION 4.04.  Financing . . . . . . . . . . . . . . . . . . . . . . . . . .  24
SECTION 4.05.  Offer Documents; Proxy Statement. . . . . . . . . . . . . . .  25
SECTION 4.06.  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
SECTION 4.07.  Ownership of Purchaser; No Prior Activities . . . . . . . . .  25

                                      ARTICLE V

                        CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01.  Conduct of Business by the Company Pending the Merger . . . .  26
SECTION 5.02.  Consultation and Cooperation. . . . . . . . . . . . . . . . .  28

                                      ARTICLE VI

                                ADDITIONAL AGREEMENTS

SECTION 6.01.  Special Shareholders' Meeting . . . . . . . . . . . . . . . .  29
SECTION 6.02.  Proxy Statement . . . . . . . . . . . . . . . . . . . . . . .  29
SECTION 6.03.  Access to Information; Confidentiality. . . . . . . . . . . .  30
SECTION 6.04.  No Solicitation of Transactions . . . . . . . . . . . . . . .  30
SECTION 6.05.  Employee Benefits Matters . . . . . . . . . . . . . . . . . .  31
SECTION 6.06.  Directors' and Officers' Indemnification and Insurance. . . .  32
SECTION 6.07.  Notification of Certain Matters . . . . . . . . . . . . . . .  33
SECTION 6.08.  Further Action; Reasonable Best Efforts . . . . . . . . . . .  33
SECTION 6.09.  Public Announcements. . . . . . . . . . . . . . . . . . . . .  34
SECTION 6.10.  Confidentiality Agreement . . . . . . . . . . . . . . . . . .  34
SECTION 6.11.  Facility Investment Agreement . . . . . . . . . . . . . . . .  34
SECTION 6.12.  1998 Financial Statements . . . . . . . . . . . . . . . . . .  34

                                     ARTICLE VII

                               CONDITIONS TO THE MERGER

SECTION 7.01.  Conditions to the Merger. . . . . . . . . . . . . . . . . . .  34
SECTION 7.02.  Conditions to the Long-Form Merger. . . . . . . . . . . . . .  35

                                     ARTICLE VIII

                          TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.  Termination . . . . . . . . . . . . . . . . . . . . . . . . .  37
SECTION 8.02.  Effect of Termination . . . . . . . . . . . . . . . . . . . .  39
SECTION 8.03.  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . .  39
SECTION 8.04.  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . .  40
SECTION 8.05.  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

                                      ARTICLE IX

                                  GENERAL PROVISIONS

SECTION 9.01.  Non-Survival of Representations, Warranties and Agreements. .  41
SECTION 9.02.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  41


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SECTION 9.03.  Certain Definitions . . . . . . . . . . . . . . . . . . . . .  42
SECTION 9.04.  Severability. . . . . . . . . . . . . . . . . . . . . . . . .  43
SECTION 9.05.  Entire Agreement; Assignment. . . . . . . . . . . . . . . . .  43
SECTION 9.06.  Parties in Interest . . . . . . . . . . . . . . . . . . . . .  43
SECTION 9.07.  Specific Performance. . . . . . . . . . . . . . . . . . . . .  44
SECTION 9.08.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . .  44
SECTION 9.09.  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . .  44
SECTION 9.10.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .  45








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     ANNEX A   Conditions to the Offer
     ANNEX B   Facility Investment Agreement Terms
     ANNEX C   Form of Short-Form Plan of Merger

     Disclosure Schedule

     Schedule 3.07(b)










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                              Glossary of Defined Terms

                                                           Location of
     Defined Term                                          Definition
     ------------                                          -----------

affiliate . . . . . . . . . . . . . . . . . . . . . . . . Section  9.03(a)
Agreement . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Articles of Merger. . . . . . . . . . . . . . . . . . . . Section  2.02
Assignee. . . . . . . . . . . . . . . . . . . . . . . . . Section  9.05
beneficial owner. . . . . . . . . . . . . . . . . . . . . Section  9.03(b)
Blue Sky Laws . . . . . . . . . . . . . . . . . . . . . . Section  3.05(b)
Board . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
business day. . . . . . . . . . . . . . . . . . . . . . . Section  9.03(c)
Certificates. . . . . . . . . . . . . . . . . . . . . . . Section  2.09(b)
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . Section  3.10(a)
Company . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Confidentiality Agreement . . . . . . . . . . . . . . . . Section  6.03(b)
Consents. . . . . . . . . . . . . . . . . . . . . . . . . Section  2.07
control . . . . . . . . . . . . . . . . . . . . . . . . . Section  9.03(d)
controlled by . . . . . . . . . . . . . . . . . . . . . . Section  9.03(d)
Disclosure Schedule . . . . . . . . . . . . . . . . . . . Section  3.01
Dissenting Shares . . . . . . . . . . . . . . . . . . . . Section  2.08(a)
Effective Time. . . . . . . . . . . . . . . . . . . . . . Section  2.02
Environmental Claims. . . . . . . . . . . . . . . . . . . Section  3.16(a)
Environmental Law . . . . . . . . . . . . . . . . . . . . Section  3.16(a)
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . Section  3.10(a)
Exchange Act. . . . . . . . . . . . . . . . . . . . . . . Section  1.02(b)
Expenses. . . . . . . . . . . . . . . . . . . . . . . . . Section  8.03(a)
Expiration Date . . . . . . . . . . . . . . . . . . . . . Section 6.01
Fee   . . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.03(a)(iii)
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . Section  3.07(b)
Governmental Entity . . . . . . . . . . . . . . . . . . . Section  3.09
Hazardous Materials . . . . . . . . . . . . . . . . . . . Section  3.16(a)
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . Section  3.05(b)
Indemnified Parties . . . . . . . . . . . . . . . . . . . Section  6.06(b)
IRS   . . . . . . . . . . . . . . . . . . . . . . . . . . Section  3.10(a)
Lazard. . . . . . . . . . . . . . . . . . . . . . . . . . Section  1.02
Liens . . . . . . . . . . . . . . . . . . . . . . . . . . Section  3.13(b)
Long-Form Merger. . . . . . . . . . . . . . . . . . . . . Section  6.01
Material Adverse Effect . . . . . . . . . . . . . . . . . Section  3.01(a)



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Material Contracts. . . . . . . . . . . . . . . . . . . . Section  3.17
Merger. . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
Merger Consideration. . . . . . . . . . . . . . . . . . . Section  2.06(a)
Minimum Condition . . . . . . . . . . . . . . . . . . . . Section  1.01(a)
1998 Financial Statements . . . . . . . . . . . . . . . . Section  6.12
Offer . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
Offer Documents . . . . . . . . . . . . . . . . . . . . . Section  1.01(b)
Offer to Purchase . . . . . . . . . . . . . . . . . . . . Section  1.01(b)
Option Consents . . . . . . . . . . . . . . . . . . . . . Section 2.07(b)
Option Holders. . . . . . . . . . . . . . . . . . . . . . Section 2.07(b)
Parent. . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Paying Agent. . . . . . . . . . . . . . . . . . . . . . . Section  2.09(a)
Pennsylvania Law. . . . . . . . . . . . . . . . . . . . . Recitals
Per Share Amount. . . . . . . . . . . . . . . . . . . . . Recitals
Permitted Liens . . . . . . . . . . . . . . . . . . . . . Section  3.13(b)
person  . . . . . . . . . . . . . . . . . . . . . . . . . Section  9.03(e)
Plans . . . . . . . . . . . . . . . . . . . . . . . . . . Section  3.10(a)
Proxy Statement . . . . . . . . . . . . . . . . . . . . . Section 3.12
Purchaser . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Schedule 14D-1. . . . . . . . . . . . . . . . . . . . . . Section  1.01(b)
Schedule 14D-9. . . . . . . . . . . . . . . . . . . . . . Section  1.02(b)
SEC   . . . . . . . . . . . . . . . . . . . . . . . . . . Section  1.01(b)
SEC Reports . . . . . . . . . . . . . . . . . . . . . . . Section  3.07(a)
Securities Act. . . . . . . . . . . . . . . . . . . . . . Section  3.07(a)
Shares. . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
Shareholders. . . . . . . . . . . . . . . . . . . . . . . Recitals
Shareholder Agreements. . . . . . . . . . . . . . . . . . Recitals
Short-Form Plan of Merger . . . . . . . . . . . . . . . . Section 4.02
Special Shareholders' Meeting . . . . . . . . . . . . . . Section  6.01
Stock Option Plans. . . . . . . . . . . . . . . . . . . . Section  2.07
Stock Purchase Plan . . . . . . . . . . . . . . . . . . . Section  6.05
Subsidiary. . . . . . . . . . . . . . . . . . . . . . . . Section  3.01
subsidiary. . . . . . . . . . . . . . . . . . . . . . . . Section  9.03(f)
Superior Proposal . . . . . . . . . . . . . . . . . . . . Section 6.04(a)
Surviving Corporation . . . . . . . . . . . . . . . . . . Section  2.01
Takeover Proposal . . . . . . . . . . . . . . . . . . . . Section  6.04(a)
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . Section  3.15
Transactions. . . . . . . . . . . . . . . . . . . . . . . Section  1.02
under common control with . . . . . . . . . . . . . . . . Section  9.03(d)
WARN  . . . . . . . . . . . . . . . . . . . . . . . . . . Section  3.10(f)
Warrant Consents. . . . . . . . . . . . . . . . . . . . . Section 2.07(c)

          AGREEMENT AND PLAN OF MERGER, dated November 2, 1998 (this "AGREEMENT"), among GROUPE DANONE, a French SOCIETE ANONYME (the "PARENT"), ZONEO ACQUISITION CORP., a Pennsylvania corporation and an indirect wholly owned subsidiary of the Parent (the "PURCHASER"), and AQUAPENN SPRING WATER COMPANY, INC., a Pennsylvania corporation (the "COMPANY").

          WHEREAS, the Boards of Directors of the Parent, the Purchaser and the Company have each determined that it is in the best interests of their respective corporations and shareholders for the Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance of such acquisition, it is proposed that the Purchaser shall make a cash tender offer (the "OFFER") to acquire all the issued and outstanding shares of common stock, no par value, of the Company (the "SHARES") for U.S. $13.00 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "PER SHARE AMOUNT") net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;

          WHEREAS, the Board of Directors of the Company (the "BOARD"), including all the disinterested directors on the Board, has unanimously approved the making of the Offer and resolved and agreed to recommend that holders of Shares tender their Shares pursuant to the Offer;

          WHEREAS, also in furtherance of such acquisition, the Boards of Directors of the Parent, the Purchaser and the Company have each approved the merger (the "MERGER") of the Purchaser with and into the Company in accordance with the Pennsylvania Business Corporation Law of 1988, as amended ("PENNSYLVANIA LAW"), following either the consummation of the Offer or approval of the holders of Shares and upon the terms and subject to the conditions set forth herein, whereby each Share, except Shares held by each person who objects to the Merger and complies with all the provisions of Pennsylvania Law concerning the right of holders of Shares to dissent from the Merger and demand the right to receive the fair value of their Shares, will be converted into the right to receive the Per Share Amount in cash;

          WHEREAS, the Parent, the Purchaser and certain shareholders of the Company (the "SHAREHOLDERS"), concurrently with the execution and delivery hereof, have entered into Shareholder Agreements (the "SHAREHOLDER AGREEMENTS"), providing that, among other things, the Shareholders will (i) tender their Shares into the Offer, (ii) vote their Shares in favor of the Merger, if applicable, and (iii) grant an option to the Purchaser to purchase their Shares at the Per Share Amount, in each case subject to the conditions set forth therein;

          WHEREAS, the Parent, the Purchaser and the Company, concurrently with the execution and delivery hereof, have entered into a Registration Rights Agreement, pursuant to which the Company has granted to the Purchaser or its assignees certain registration rights with respect to Shares acquired pursuant to the third sentence of Section 1.01 of this Agreement or any Shareholder Agreement; and

          WHEREAS, concurrently with the execution and delivery hereof, Great Brands of Europe, Inc., an indirect wholly owned subsidiary of the Parent, and each of Edward J. Lauth and Geoffrey F. Feidelberg have entered into employment agreements, and Great Brands of Europe, Inc., and Matthew Suhey have entered into a consulting agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parent, the Purchaser and the Company hereby agree as follows:


                                      ARTICLE I

                                      THE OFFER


          SECTION 1.01. THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and none of the events set forth in Annex A hereto shall have occurred or be existing, the Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the initial public announcement of the Purchaser's intention to commence the Offer, which announcement shall occur on the date hereof or on the following day. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the condition (the "MINIMUM CONDITION") that Shares constituting at least 80% of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights) shall have been validly tendered and not withdrawn prior to the expiration of the Offer and also shall be subject to the satisfaction of the other conditions set forth in Annex A hereto. In the event that Shares constituting at least 19.9% of the then outstanding Shares shall have been validly tendered and not withdrawn prior to the expiration of the Offer, and all the conditions set forth in Annex A thereto shall have been satisfied other than the Minimum Condition, the Purchaser may, at its option, purchase for the Per Share Amount any number of such Shares constituting in the aggregate no more than 19.9% of the then outstanding Shares, on a pro rata basis if a greater number of Shares shall have been tendered into the Offer by the holders thereof. The Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; PROVIDED, HOWEVER, that no change may be made without the prior written consent of the Company that decreases the Minimum Condition, that decreases the price per Share payable in the Offer below the Per Share Amount, that changes the form of consideration to be paid in the Offer, that reduces the maximum number of Shares to be purchased in the Offer or that imposes conditions to the Offer in addition to those set forth in Annex A hereto. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition), the Purchaser shall pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn; PROVIDED that if on the initial scheduled expiration date (which will be twenty business days after the date of the commencement of the Offer) of the Offer, all the conditions to the Offer have not been satisfied or waived, the Offer may be extended from time to time until January 4, 1999, without the consent of the Company. Notwithstanding the foregoing, the Purchaser may not, without the prior written consent of the Company, extend the Offer pursuant to the foregoing sentence if the failure to satisfy any of the conditions to the Offer was caused by or resulted from the failure of the Parent or the Purchaser to perform in any material respect any material covenant or agreement of either of them contained in this Agreement or the material breach by the Parent or the Purchaser of any material representation or warranty of either of them contained in this Agreement.

          (b) As soon as reasonably practicable on the date of commencement of the Offer, the Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "SCHEDULE 14D-1") with respect to the Offer and the other Transactions (as hereinafter defined). The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "OFFER TO PURCHASE") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "OFFER DOCUMENTS"). The Parent, the Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents that shall have become false or misleading, and the Parent and the Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

          SECTION 1.02. COMPANY ACTIONS. (a) The Company hereby approves of and consents to the Offer and represents that (i) the Board, at a meeting duly called and held on November 1, 1998, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger (collectively, the "TRANSACTIONS"), are fair to and in the best interests of the Company and the shareholders of the Company, (B) approved this Agreement and the Transactions, (C) taken all action required to (1) render inapplicable to the Transactions the provisions of
Section 2538 of Pennsylvania Law and (2) approve the Transactions pursuant to the provisions of Subchapter F of Chapter 25 and Section 2539 of Pennsylvania Law and (D) recommended that the shareholders of the Company accept the Offer and, in the event of a shareholder vote, approve and adopt this Agreement and the Transactions and (ii) Lazard Freres & Co. LLC ("LAZARD") and Parker/Hunter Incorporated ("PARKER") have each delivered to the Board a written opinion to the effect that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence, and, except as set forth in Section 6.04(c), agrees not to withdraw or modify or propose to withdraw or modify such recommendation in a manner adverse to the Parent or the Purchaser. The Company has been advised by each of its directors and executive officers that they intend to tender or cause to be tendered all Shares beneficially owned by them to the Purchaser pursuant to the Offer, to sell such Shares to the Purchaser pursuant to the respective Shareholder Agreement, if applicable, and to vote such Shares in favor of the approval and adoption of this Agreement and the Transactions.

          (b) As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "SCHEDULE 14D-9") containing the recommendation of the Board described in Section 1.02(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and any other applicable federal securities laws. The Company, the Parent and the Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

          (c) The Company shall promptly furnish the Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish the Purchaser with such additional information, including, without limitation, updated listings and computer files of shareholders, mailing labels and security position listings, and such other assistance as the Parent, the Purchaser or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer

Documents and any other documents necessary to consummate the Offer or the Merger, the Parent and the Purchaser shall hold in confidence until the Effective Time the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated in accordance with Section 8.01, shall deliver to the Company all copies of such information then in their possession.


                                      ARTICLE II

                                      THE MERGER


          SECTION 2.01. THE MERGER. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Pennsylvania Law (including, without limitation, Section 1906 thereof), at the Effective Time, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION"), and shall continue to be governed by the laws of the Commonwealth of Pennsylvania.

          SECTION 2.02. EFFECTIVE TIME; CLOSING. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VII, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "ARTICLES OF MERGER"), together with any required tax certificates or statements, with the Department of State of the Commonwealth of Pennsylvania, in such form as is required by, and executed in accordance with, the relevant provisions of Pennsylvania Law (the date and time of such filing being the "EFFECTIVE TIME"). Prior to such filings, a closing shall be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

          SECTION 2.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Pennsylvania Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and the Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          SECTION 2.04. ARTICLES OF INCORPORATION; BYLAWS. (a) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by applicable law and such Articles of Incorporation.

          (b) The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

          SECTION 2.05. DIRECTORS AND OFFICERS. The directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

          SECTION 2.06. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company or the holders of any of the Shares:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.06(b) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount in cash (the "MERGER CONSIDERATION"), payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.09, of the certificate that formerly evidenced such Share;

          (b) Each Share owned by the Purchaser, the Parent or any direct or indirect wholly owned subsidiary of the Parent or of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          (c) Each share of Common Stock, par value U.S. $0.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value U.S. $0.01 per share, of the Surviving Corporation.

          SECTION 2.07. STOCK OPTIONS; WARRANTS. (a) In accordance with the terms of the Company's 1989 Stock Option Plan and 1992 Stock Option Plan (the "STOCK OPTION PLANS"), the Company shall cause each outstanding option to purchase Shares granted under the Stock Option Plans to, immediately prior to the Effective Time, become exercisable regardless of the installment provisions contained in the Stock Option Plans and to be terminated at the Effective Time. Section 2.07(a) of the Disclosure Schedule lists all options outstanding under the Stock Option Plans.

          (b) The Company shall use its reasonable best efforts to obtain the consent (the "OPTION CONSENTS") of the persons listed on Section 2.07(b) of the Disclosure Schedule (the "OPTION HOLDERS"), to the termination, immediately prior to the Effective Time, of the stock options held by each Option Holder pursuant to the respective option agreements listed on Section 2.07(b) of the Disclosure Schedule. Each such Option Holder shall be paid by the Company, at or immediately prior to the Effective Time with respect to each stock option, in consideration of such termination, an amount in cash determined by multiplying
(i) the excess, if any, of the Per Share Amount over the applicable exercise price under such option by (ii) the number of Shares such Option Holder could have purchased had such holder exercised such options in full immediately prior to the Effective Time.

          (c) The Company shall use its reasonable best efforts to obtain the consent of Edward J. Lauth, James D. Hammond and Marion I. Hammond and Nancy J. Davis to the termination, immediately prior to the Effective Time, of the warrants held by each of them pursuant to the Warrants dated as of April 6, 1995, the Warrant dated as of November 21, 1995, and the Warrant dated as of August 28, 1996, respectively (the "WARRANT CONSENTS"). Each such holder of warrants shall be paid by the Company, at or immediately prior to the Effective Time with respect to each such warrant, in consideration of such termination, an amount in cash determined by multiplying (i) the excess, if any, of the Per Share Amount over the applicable exercise price under such warrant by (ii) the number of Shares such holder could have purchased had such holder exercised such warrant in full immediately prior to the Effective Time.

          SECTION 2.08. DISSENTING SHARES. (a) Notwithstanding any provision of this Agreement to the contrary, in the event that this Agreement is submitted to a vote at the Special Shareholders' Meeting, Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have dissented and demanded the right to receive the fair value of their Shares in accordance with, and otherwise complied in all respects with, Sections 1930 and 1571 through 1580 of Pennsylvania Law (collectively, the "DISSENTING SHARES") shall be canceled but not be converted into or represent the right to receive the Merger Consideration. Such shareholders shall be entitled instead to receive payment of the fair value of such Shares (which may be more than, equal to, or less than the Merger Consideration) in accordance with the provisions of such Sections 1930 and 1571 through 1580, except that all Dissenting Shares held by shareholders who shall fail to perfect or who effectively shall withdraw or lose their rights to be paid the fair value for such Shares under such Sections 1930 and 1571 through 1580 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.09, of the certificate or certificates that formerly evidenced such Shares.

          (b) Notwithstanding any provision of this Agreement to the contrary, in the event that the Merger is effected as provided in Section 2.10 without a shareholders' meeting, Shares that are outstanding immediately prior to the Effective Time shall be canceled and the holders thereof shall be entitled to a notice to demand payment in accordance with the provisions of Sections 1930 and 1575 of Pennsylvania Law, and those shareholders who make a timely demand for payment in accordance with, and otherwise comply in all respects with, Sections 1575 through 1580 of Pennsylvania Law shall be entitled to receive, instead of the Merger Consideration, payment of the fair value of such Shares (which may be more than, equal to, or less than the Merger Consideration) in accordance with the provisions of such Sections 1930 and 1575 through 1580, except that all Dissenting Shares held by shareholders who shall fail to perfect or who effectively shall withdraw or lose their rights to be paid the fair value for such Shares under such Sections 1930 and 1575 through 1580 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.09, of the certificate or certificates that formerly evidenced such Shares.

          SECTION 2.09. SURRENDER OF SHARES; STOCK TRANSFER BOOKS. (a) Prior to the Effective Time, the Purchaser shall designate a bank or trust company to act as agent (the "PAYING AGENT") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.06(a). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of U.S. $500 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "CERTIFICATES") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the

Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

          (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

          (d) At the Effective Time, the stock transfer books of the Company shall be closed and, thereafter, there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

          SECTION 2.10. MERGER WITHOUT APPROVAL OF COMPANY SHAREHOLDERS. Notwithstanding any other provision of this Agreement, in the event that the Parent, the Purchaser or any of their Assignees acquire Shares pursuant to the Offer constituting at least 80% of the then outstanding Shares, the parties hereby agree, subject to Article VII hereof, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without approval of the Company's shareholders, in accordance with Section 1924(b)(1)(ii) of Pennsylvania Law, including, without limitation, adoption by the Board of Directors of the Purchaser or the Assignee acquiring the Shares pursuant to the Offer of the Short-Form Plan of Merger.

                                     ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY


          The Company hereby represents and warrants to the Parent and the Purchaser that:

          SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Company and each subsidiary of the Company (a "SUBSIDIARY") is a corporation duly organized, validly existing and in good standing or validly subsisting (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. When used in connection with the Company or any Subsidiary, the term "MATERIAL ADVERSE EFFECT" means any change or effect that is or would be materially adverse to the business, operations, properties, condition, assets or liabilities (including, without limitation, contingent liabilities) of the Company and the Subsidiaries taken as a whole. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 3.01 of the Disclosure Schedule, which has been delivered prior to the date of this Agreement by the Company to the Parent (the "DISCLOSURE SCHEDULE"). Except as disclosed in such Section 3.01, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          SECTION 3.02. ARTICLES OF INCORPORATION AND BYLAWS. The Company has heretofore furnished to the Parent a complete and correct copy of the Articles of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the

Company and each Subsidiary. Such Articles of Incorporation, Bylaws and equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any provision of its Articles of Incorporation, Bylaws or equivalent organizational documents.

          SECTION 3.03. CAPITALIZATION. The authorized capital stock of the Company consists of 100,000,000 Shares and 2,000,000 shares of preferred stock, par value $1.00 per share. As of the date hereof, (i) 8,448,913 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares of preferred stock are issued and outstanding, (ii) 35,095 Shares are held in the treasury of the Company, (iii) no Shares are held by the Subsidiaries, (iv) 352,808 Shares are reserved for issuance pursuant to stock options granted pursuant to the Company's Stock Option Plans or otherwise,
(v) warrants for 75,100 Shares are issued and outstanding and (vi) 37,681 Shares have been subscribed for but not yet purchased pursuant to the Stock Purchase Plan. Except as set forth in this Section 3.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

          SECTION 3.04. AUTHORITY RELATIVE TO THIS AGREEMENT; VOTE REQUIRED. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Long-Form Merger, the approval and adoption of this Agreement by the affirmative vote of the shareholders of the Company in accordance with Pennsylvania Law and the Company's Articles of Incorporation), and no further corporate proceedings are necessary to (i) render inapplicable to the Transactions the provisions of
Section 2538 of Pennsylvania Law regarding approval of transactions with interested shareholders and (2) approve the Transactions pursuant to the provisions of Subchapter F of Chapter 25 and
Section 2539 of Pennsylvania Law regarding business combinations. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent and the Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. If the Parent, the Purchaser or any of their Assignees acquires Shares pursuant to the Offer constituting at least 80% of the then outstanding Shares, no vote of the holders of Shares shall be required to effect the Merger in accordance with Sections 1924(b)(1)(ii) and 2539 of Pennsylvania Law; PROVIDED that the corporation merging with and into the Company owns, directly or indirectly, at least 80% of the then outstanding Shares. Otherwise, the Long-Form Merger must be approved by the affirmative vote of holders of a majority of the Shares voted on a proposal to approve the Long-Form Merger at a duly convened annual or special meeting of the shareholders of Company.

          SECTION 3.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or Bylaws or equivalent organizational documents of the Company or any Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or subject or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance of any nature on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or subject, except, in the case of (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any governmental, administrative or regulatory authority or agency, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("BLUE SKY LAWS") and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT"), the rules of the New York Stock Exchange and filing and recordation of appropriate merger documents as required by

Pennsylvania Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.06. COMPLIANCE. Neither the Company nor any Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or subject or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or subject, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 29, 1998, and has heretofore made available to the Parent, in the form filed with the SEC, (i) its Quarterly Reports on Form 10-Q for the periods ended December 31, 1997, March 31, 1998 and June 30, 1998, (ii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since January 29, 1998, if any, and (iii) all other forms, reports and other registration statements filed by the Company with the SEC since January 29, 1998 (the forms, reports and other documents referred to in clauses (i), (ii) and (iii) above being referred to herein, collectively, as the "SEC REPORTS"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports, the audited consolidated balance sheets of the Company dated September 30, 1997, and September 30, 1996, and the audited statements of operations, shareholders' equity and cash flows for the years ending September 30, 1995, 1996 and 1997, the unaudited consolidated balance sheet dated September 30, 1998, and the unaudited statement of income for the year ended September 30, 1998, copies of which are attached hereto as Schedule 3.07(b), was, and the 1998 Financial Statements, to be delivered by the Company to the Parent pursuant to Section 6.12 hereof will be, prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the periods indicated (except as may be indicated in the notes thereto and except for (i) interim periods after September 30, 1997, which did not include any year-end adjustments and
(ii) the unaudited consolidated balance sheet dated September 30, 1998, and the unaudited statement of income for the year ended September 30, 1998, which did not include notes thereto as required by GAAP and are subject to adjustment based on year-end inventory count) and each fairly presents, or will present, as the case may be, the consolidated financial position, results of operations and changes in shareholders' equity and cash flows of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein.

          (c) The 1998 Financial Statements will not be materially less favorable than the financial statements attached hereto as Schedule 3.07(b). For purposes of this subsection (c) "materially less favorable" means that the earnings per share, on a fully diluted basis, reflected in the 1998 Financial Statements is less than $0.27, the operating income reflected in the 1998 Financial Statements is less than $3,800,000 and net debt reflected in the 1998 Financial Statements is more than $3,000,000.

          (d) Except as and to the extent specifically disclosed in any SEC Report filed prior to the date of this Agreement, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 1998, that would not, individually or in the aggregate, have a Material Adverse Effect.

          (e) The Company has heretofore furnished to the Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

          SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1997, except as expressly contemplated by this Agreement or specifically disclosed in any SEC Report filed prior to the date of this Agreement, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since September 30, 1997, except as specifically disclosed in any SEC Report filed prior to the date of this Agreement, or in the Company's Registration Statement on Form S-1 dated January 29, 1998, there has not been (i) any change in the business, operations, properties, condition, assets or liabilities (including, without limitation, contingent liabilities) of the Company or any Subsidiary having, individually or in the aggregate, a Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Company or any Subsidiary having, individually or in the aggregate, a Material Adverse Effect, (iii) any change by the Company in its accounting methods, principles or practices, (iv) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, (v) any failure by the Company to revalue any asset in accordance with GAAP consistent with past practice, (vi) any entry by the Company or any Subsidiary into any commitment or transaction material to the Company and the Subsidiaries taken as a whole, (vii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, (viii) other than pursuant to the contracts referred to in Section 3.10 and the increase in compensation for the directors approved by the Board on May 12, 1998, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice, (ix) any entering into, renewal, modification or extension of, any contract, arrangement or agreement with any other party except for contracts, arrangements or agreements in the ordinary course of business consistent with past practice or (x) any other change, condition, event or development that has had or is reasonably likely to have a Material Adverse Effect.

          SECTION 3.09. ABSENCE OF LITIGATION. Except as specifically disclosed in any SEC Report filed prior to the date of this Agreement, there is no claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign (each a "GOVERNMENTAL ENTITY"), which (i) alleges damages of $250,000 or more or (ii) seeks to, or is reasonably likely to, delay or prevent the consummation of any Transaction. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award enjoining or requiring the Company or any Subsidiary to take any action with respect to its business, assets or properties.

          SECTION 3.10. EMPLOYEE BENEFIT PLANS. (a) Section 3.10 of the Disclosure Schedule contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance, change in control, stock option or other contracts, arrangements or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary (collectively, the "PLANS"). No Plan is a "defined benefit plan" within the meaning of Section 3(35) of ERISA and no Plan is subject to Title IV of ERISA and neither the Company nor any Subsidiary has ever maintained or contributed to an employee benefit plan subject to Title IV of ERISA. Each Plan is in writing and the Company has previously furnished the Parent with a true and complete copy of: (i) each material document setting forth the terms of such Plan, (ii) each trust or other funding arrangement, (iii) each summary plan description and summary of material modifications, (iv) the most recently filed Internal Revenue Service ("IRS") Form 5500, (v) the most recently received IRS determination letter for each such Plan, and (vi) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Subsidiary has any express or implied commitment (i) to create or incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any other contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the "CODE").

          (b) Except as set forth in Section 3.10 of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or other benefits as a result of any Transaction or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit that could be subject to a tax under
Section 4999 of the Code. Except as set forth in Section 3.10 of the Disclosure Schedule, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary, other than as required by Section 601 et seq. of ERISA (COBRA).

          (c) Except as set forth in Section 3.10 of the Disclosure Schedule, each Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that such Plan is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the best of the Company's knowledge, no fact or event has occurred since the date of any such determination letter from the IRS that could adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each trust maintained or contributed to by the Company or any Subsidiary that is intended to be qualified as a voluntary employees' beneficiary association exempt from federal income taxation under

Sections 501(a) and 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS that could adversely affect such qualified or exempt status.

          (d) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor any Subsidiary is currently liable or has previously incurred any liability for any tax or penalty arising under Section 4971, 4972, 4979, 4980 or, to the best of the Company's knowledge, 4980B of the Code or
Section 502(c) of ERISA, and, to the Company's knowledge, no fact or event exists that could give rise to any such liability. Neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA, and no fact or event exists which could give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan.

          (e) Each Plan is now and has been operated in all respects in accordance with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and the Company and each Subsidiary have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. All contributions, premiums or payments required to be made with respect to any Plan are fully deductible for income tax purposes and no such deduction previously claimed has been challenged by any government entity. The Company's balance sheet dated September 30, 1998, provided to the Parent prior to the date of this Agreement reflects an accrual of all amounts of employer contributions and premiums accrued but unpaid with respect to the Plans.

          (f) The Company and the Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder ("WARN") and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the Effective Time. Section 3.10(f) of the Disclosure Schedule lists (i) all the employees terminated or laid off by the Company or any Subsidiary during the 90 days prior to the date hereof and (ii) all the employees of the Company or any Subsidiary who have experienced a reduction in hours of work of more than 50% during any month during the 90 days prior to the date hereof and describes all notices given by the Company and the Subsidiaries in connection with WARN. The Company will, by written notice to the Parent and the Purchaser, update Section 3.10(f) of the Disclosure Schedule to include any such terminations, layoffs and reductions in hours from the date hereof through the Effective Time and will provide the Parent and the Purchaser with any related information which they may reasonably request.

          SECTION 3.11. LABOR MATTERS. (i) There are no controversies pending or, to the best knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, which controversies have or could have a Material Adverse Effect; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the best knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

          SECTION 3.12. OFFER DOCUMENTS; SCHEDULE 14D-9; PROXY STATEMENT. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, the Offer Documents, or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The proxy statement to be sent to the shareholders of the Company in connection with the Special Shareholders' Meeting (such proxy statement, as amended or supplemented, being referred to herein as the "PROXY STATEMENT") shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company, at the time of the Special Shareholders' Meeting, if any, and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Shareholders' Meeting, if any, which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Parent, the Purchaser or any of the Parent's or the Purchaser's representatives for inclusion in the foregoing documents. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 3.13. TANGIBLE PROPERTY; REAL PROPERTY AND LEASES. (a) The Company and the Subsidiaries have sufficient title to all their tangible properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted.

          (b) Each parcel of real property owned or leased by the Company or any Subsidiary (i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "LIENS"), other than (A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, (D) any matter disclosed on
Section 3.13(b) to the Disclosure Schedule and (E) all matters of record, Liens and other imperfections of title and encumbrances that, individually or in the aggregate, would not affect the Company's water sources or its use thereof or materially affect the use of any other property subject to the foregoing (collectively, "PERMITTED LIENS"), and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the best knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

          (c) All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party requiring rental payments in excess of U.S. $25,000 during the period of the lease and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any Subsidiary, except as, individually or in the aggregate, would not materially affect the use of such real property the subject of such lease.

          SECTION 3.14. TRADEMARKS, PATENTS AND COPYRIGHTS. Except as set forth in Section 3.14 of the Disclosure Schedule, the Company and the Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, mask works, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Subsidiaries, as currently conducted or as contemplated to be conducted, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing. The conduct of the business of the Company and the Subsidiaries as currently conducted and as contemplated to be conducted does not and will not conflict in any way with any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, mask work or copyright of any third party that, individually or in the aggregate, could have a Material Adverse Effect. To the knowledge of the Company, there are no infringements by any third party of any proprietary rights owned by or licensed by or to the Company or any Subsidiary. Except as set forth in Section 3.14 of the Disclosure Schedule, neither the Company nor any Subsidiary has licensed or otherwise permitted the use by any third party of any proprietary information.

          SECTION 3.15. TAXES. (a) Except for such matters as would not have a Material Adverse Effect, (i) the Company and its Subsidiaries have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the earlier of the Effective Time or the date on which the terms and conditions of the Offer (including, without limitation, the Minimum Condition) have been satisfied, taking into account any extension of time to file granted to or obtained on behalf of the Company and its Subsidiaries, (ii) all Taxes that are due for any period ending on or before the earlier of the Effective Time or the date on which the terms and conditions of the Offer (including, without limitation, the Minimum Condition) have been satisfied have been paid or will be paid (other than Taxes which (1) are not yet delinquent or (2) are being contested in good faith and have not been finally determined), (iii) as of the date hereof, no deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any of its Subsidiaries which deficiency has not been paid other than any deficiency being contested in good faith, (iv) the Company and its Subsidiaries have provided adequate reserves (in accordance with GAAP) in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. As used in the Agreement, "TAXES" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

          (b) To the best of the Company's knowledge, there are no material disputes pending or claims asserted in writing for Taxes or assessments upon the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal or state income tax return for any period which disputes, claims, assessments or waivers are reasonably likely to have a Material Adverse Effect.

          (c) There are no Tax liens upon any property or assets of the Company or any of its Subsidiaries except liens for current Taxes not yet due and except for liens which have not had and are not reasonably likely to have a Material Adverse Effect.

          (d) Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change has had or is reasonably likely to have a Material Adverse Effect.

          (e)  Except as set forth in the financial statements describe in
Section 3.07, neither Company nor any of its Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code, which would be reasonably likely to have a Material Adverse Effect.

          (f) Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code.

          SECTION 3.16. ENVIRONMENTAL MATTERS. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "HAZARDOUS MATERIALS" means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (b) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law; (ii) "ENVIRONMENTAL LAW" means any Law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, public or employee safety and health or natural resources, including without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials; (iii) "ENVIRONMENTAL CLAIMS" means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any environmental or water permit or any Hazardous Materials.

          (b) (i) The Company has not violated and is not in violation of any Environmental Law; (ii) the Company has all permits, licenses and other authorizations required under any Environmental Law and the Company has always been and is in compliance with their requirements; (iii) none of the properties owned or leased by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Materials or have been used for the treatment, storage or disposal of any

Hazardous Materials; (iv) there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its properties, and there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including without limitation with respect to any off-site disposal location presently or formerly used by the Company or any of its predecessors or with respect to any previously owned or operated facilities; and (v) the Company has not received any written notice of violation with or liability under any Environmental Law and the Company is not aware of any circumstances that could reasonably be expected to give rise to such notice.

          (c) The quality of the spring water from each water source used by the Company meets all applicable state and federal standards and guidelines for "spring water".

          SECTION 3.17. MATERIAL CONTRACTS. Section 3.17 of the Disclosure Schedule lists each contract or agreement to which the Company or any of the Subsidiaries is a party that is material to the Company or any Subsidiary, including, but not limited to, any material contracts or agreements (i) pursuant to which the Company or any Subsidiary leases or otherwise procures or obtains rights to water sources, (ii) pursuant to which the Company or any Subsidiary sells, brokers or distributes bottled water having an annual aggregate value for each such contract or agreement in excess of $100,000, (iii) pursuant to which any third party supplies raw materials, supplies or other goods or merchandise to the Company having an annual aggregate value for each such contract or arrangement in excess of $100,000 or (iv) containing a provision purporting to limit the ability of the Company to compete in any line of business, with any person, in any geographic area or during any time, excluding all such contracts that the Company may in its discretion terminate within forty-five days without penalty thereunder (each, a "MATERIAL CONTRACT"). Each Material Contract is in full force and effect and is enforceable against the parties thereto (other than the Company and the Subsidiaries) in accordance with its terms and no condition or state of facts exists that, with notice or the passage of time, or both, would constitute a material default by the Company or any Subsidiary or, to the best knowledge of the Company, any third party under such Material Contracts. The Company or the applicable Subsidiary has duly complied in all material respects with the provision of each Material Contract to which it is a party.

          SECTION 3.18. BROKERS. No broker, finder or investment banker (other than Lazard and Parker) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to the Parent a complete and correct copy of all agreements between the Company and each of Lazard and Parker pursuant to which each such firm would be entitled to any payment relating to the Transactions.

          SECTION 3.19. OPINION OF FINANCIAL ADVISORS. The Board has received the written opinion of each of Lazard and Parker to the effect that the consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view, copies of which have been provided to the Parent.

          SECTION 3.20. INSURANCE. Section 3.20(a) of the Disclosure Schedule lists each of the insurance policies relating to the Company or any of its Subsidiaries which are currently in effect. The Company has provided to the Parent and the Purchaser a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of the Company, any of its Subsidiaries or any other party to the policy is in breach of or in default thereunder (including with respect to the payment of premiums or the giving of notices), and the Company does not know of any occurrence or event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Material Adverse Effect.
Section 3.20(b) of the Disclosure Schedule describes any self-insurance arrangements affecting the Company or any of its Subsidiaries.

          SECTION 3.21. PENNSYLVANIA LAW. Assuming that no "control-share approval," as such term is defined in Subchapter I of Chapter 25 of Pennsylvania Law, occurs in connection with the Transactions the provisions of Subchapters I and J of Chapter 25 of Pennsylvania Law will not apply to the Transactions.


                                      ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER


          The Parent and the Purchaser hereby, jointly and severally, represent and warrant to the Company that:

          SECTION 4.01. CORPORATE ORGANIZATION. Each of the Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay the performance by the Parent or the Purchaser of any of their obligations under this Agreement or the consummation of the Transactions.

          SECTION 4.02. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of the Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Parent and the Purchaser and the consummation by the Parent and the Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Parent or the Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Pennsylvania Law and, if the Merger is effected as provided in Section 2.10, the adoption by the Purchaser's Board of Directors, or by the Board of Directors of the Assignee that acquires the Shares pursuant to the Offer, of the plan of merger attached hereto as Annex D (the "SHORT-FORM PLAN OF MERGER")). This Agreement has been duly and validly executed and delivered by the Parent and the Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of the Parent and the Purchaser enforceable against each of the Parent and the Purchaser in accordance with its terms.

          SECTION 4.03. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by the Parent and the Purchaser do not, and the performance of this Agreement by the Parent and the Purchaser will not,
(i) conflict with or violate the Articles of Incorporation or Bylaws (or equivalent organizational documents) of either the Parent or the Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Parent or the Purchaser or by which any property or asset of either of them is bound or subject, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance of any nature on any property or asset of the Parent or the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent or the Purchaser is a party or by which the Parent or the Purchaser or any property or asset of either of them is bound or subject, except, in the case of (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by the Parent or the Purchaser of any of their obligations under this Agreement or the consummation of the Transactions.

          (b) The execution and delivery of this Agreement by the Parent and the Purchaser do not, and the performance of this Agreement by the Parent and the Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act, and filing and recordation of appropriate merger documents as required by Pennsylvania Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by the Parent or the Purchaser of any of their obligations under this Agreement or the consummation of the Transactions.

          SECTION 4.04. FINANCING. The Parent has or will have, prior to the expiration of the Offer or the Effective Time, sufficient funds to permit the Purchaser to acquire all the outstanding Shares in the Offer and the Merger and to pay all related fees and expenses, and Parent will cause such funds to be contributed to the Purchaser or any Assignee thereof participating in the Offer and the Merger.

          SECTION 4.05. OFFER DOCUMENTS; PROXY STATEMENT. The Offer Documents, and the information supplied by the Parent or the Purchaser for inclusion in the
Schedule 14D-9, will not, at the time such documents are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by the Parent for inclusion in the Proxy Statement, if any, will not, on the date such Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company, at the time of the Special Shareholders' Meeting, if any, and at the Effective Time, contain any untrue statement of a material fact which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Shareholders' Meeting, if any, which shall have become false or misleading. Notwithstanding the foregoing, the Parent and the Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 4.06. BROKERS. No broker, finder or investment banker (other than J.P. Morgan Securities Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Parent or the Purchaser.

          SECTION 4.07. OWNERSHIP OF PURCHASER; NO PRIOR ACTIVITIES. (a) Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

          (b) As of the Effective Time, all of the outstanding capital stock of the Purchaser will be owned directly by the Parent. As of the Effective Time, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which the Purchaser is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, the Purchaser or obligating the Purchaser to grant, issue or sell any shares of the capital stock of or equity interests in the Purchaser, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of the Purchaser to repurchase, redeem or otherwise acquire any shares of the capital stock of the Purchaser.

          (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the Transactions the Purchaser has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.


                                      ARTICLE V

                        CONDUCT OF BUSINESS PENDING THE MERGER


          SECTION 5.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless the Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to maintain adequate insurance coverage, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation of the foregoing, except as expressly contemplated by this Agreement, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of the Parent:

          (a) amend or otherwise change its Articles of Incorporation or Bylaws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary or (ii) any assets of the Company or any Subsidiary, except for sales in the ordinary course of business and in a manner consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, pledge in respect of or otherwise as an accommodation become responsible for the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement with any direct competitor of the Parent or any affiliate thereof, or any other contract or agreement, except contracts or agreements entered into in the ordinary course of business, consistent with past practice and that require payments by or to the Company or the Subsidiaries (A) with respect to such contracts or agreements with a term of more than one year, in an aggregate amount of less than U.S. $100,000 and (B) with respect to such contracts or agreements with a term of one year or less, in an aggregate amount of less than U.S. $250,000; (iv) terminate, cancel or request any material change in, or agree to any material change in, any Material Contract set forth in
     Section 3.17 of the Disclosure Schedule; (v) authorize one or more capital expenditures that are, in the aggregate, in excess of U.S. $75,000 for the Company and the Subsidiaries taken as a whole, other than capital expenditures with respect to projects that have commenced prior to the date hereof, or with respect to which equipment has been ordered prior to the date hereof, so long as, with respect to such projects, the Parent shall have been informed in writing thereof prior to the date hereof and, with respect to such orders, the Company discusses with the Parent or its representatives, promptly after the date hereof, such orders and the intended uses of the equipment the subject thereof, PROVIDED that the Company shall report on the progress of any such project in accordance with
     Section 5.02 hereof; or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);

          (f) increase the compensation payable or to become payable to its officers, employees or consultants, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary who are not officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

          (h) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

          (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company's balance sheet dated June 30, 1998, or subsequently incurred in the ordinary course of business and consistent with past practice;

          (j) make any material alterations or modifications to any of the water sources used by the Company, including, without limitation, any new boreholes or any new wells; or

          (k) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment, to do any of the foregoing.

          SECTION 5.02. CONSULTATION AND COOPERATION. The Company and each of its Subsidiaries shall (a) report on a regular basis, at reasonable times, to the Parent's representatives regarding material operational matters and financial matters (including providing monthly unaudited financial information);
(b) promptly and regularly notify the Parent of any change in the normal course or operation of its business or its properties or of any material development in the business or operations of the Company or the Subsidiaries; and (iii) cooperate with the Parent and its affiliates and representatives in arranging for an orderly transition in connection with the transfer of control of the Company, including, without limitation, arranging for meetings among the Company, its vendors, suppliers and customers and representatives of the Parent and its affiliates.


                                      ARTICLE VI

                                ADDITIONAL AGREEMENTS


          SECTION 6.01. SPECIAL SHAREHOLDERS' MEETING. In the event that at the initial scheduled expiration date of the Offer, the Minimum Condition shall not have been satisfied (the date of such expiration without satisfaction of such condition being the "EXPIRATION DATE") at the request of the Parent, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Articles of Incorporation and Bylaws, (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "SPECIAL SHAREHOLDERS' MEETING") as soon as practicable following such request for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby, other than the Offer (such transactions, including without limitation the Merger, but excluding the Offer, being the "LONG-FORM MERGER") and (ii) (A) include in the Proxy Statement the unanimous recommendation of the Board that the shareholders of the Company adopt this Agreement and the Long-Form Merger and (B) use its best efforts to obtain such adoption. At the Special Shareholders' Meeting, the Parent and the Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the adoption of this Agreement and the Long-Form Merger.

          SECTION 6.02. PROXY STATEMENT. As soon as practicable following the commencement of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable following such filing. The Parent, the Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify the Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give the Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give the Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, the Parent and the Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto, subject to the occurrence of the Expiration Date, to be mailed to the holders of Shares entitled to vote at the Special Shareholders' Meeting at the earliest practicable time.

          SECTION 6.03. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of the Parent and the Purchaser complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish the Parent and the Purchaser with all financial, operating and other data and information as the Parent or the Purchaser, through its officers, employees or agents, may reasonably request.

          (b) All information obtained by the Parent or the Purchaser pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated September 11, 1998 (the "CONFIDENTIALITY AGREEMENT"), between the Parent and the Company.

          (c) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

          SECTION 6.04. NO SOLICITATION OF TRANSACTIONS. (a) Neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, the Company or any Subsidiary or any business combination with the Company or any Subsidiary (a "TAKEOVER PROPOSAL") or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Notwithstanding the foregoing, if the Board determines in good faith, after consultation with and based on the written advice of independent legal counsel, that it is necessary to do so in order to comply with its fiduciary duties under Pennsylvania law, the Company may, in response to a Superior Proposal that was not solicited by it or that did not otherwise result from a breach of this
Section 6.04, and subject to providing prior written notice of its decision to take such action to the Parent and compliance with subsection (b) of this
Section 6.04, (i) furnish information with respect to the Company and its subsidiaries to any person making a Superior Proposal pursuant to a confidentiality agreement no less favorable to the Company than the Confidentiality Agreement, and (ii) participate in discussions or negotiations regarding such Superior

Proposal.   For purposes of this Agreement, "SUPERIOR PROPOSAL" means any proposal made by a third party (A) to acquire, directly or indirectly, more than 50% of the combined voting power of the Shares then outstanding or all or substantially all the assets of the Company and its subsidiaries, (B) that is otherwise on terms that the Board determines in its good faith judgment (after consultation with, and based upon the written advice of, a financial advisor of nationally recognized reputation and independent legal counsel) to be more favorable to the Company and its shareholders than the Transactions, (C) for which financing, to the extent required, is then committed, and (D) for which, in the good faith judgment of the Board, no regulatory approvals, including antitrust approvals, are required that could not reasonably be expected to be obtained.

          (b)  In addition to the obligations set forth in subsections (a) and
(c) of this Section 6.04, the Company shall notify the Parent promptly if any Takeover Proposal, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to the Parent, indicate the identity of the person making such Takeover Proposal, offer, inquiry or contact and the terms and conditions of such Takeover Proposal, inquiry or contact. The Company will keep Parent reasonably informed of the status and details, including amendments or proposed amendments of any such request or Takeover Proposal. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

          (c)  Except as set forth in this subsection (c), the Board shall not
(i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent or the Purchaser its approval and recommendation of this Agreement and the Transactions, (ii) approve or recommend or propose to approve or recommend any Takeover Proposal that is not a Superior Proposal approved or recommended in accordance with the provisions of this Section 6.04, or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, if the Board determines in good faith, after consultation with and based on the written advice of independent legal counsel, that it is necessary to do so in order to comply with its fiduciary duties under Pennsylvania law, the Board may withdraw or modify its approval and recommendation of this Agreement and the Transactions, approve or recommend a Superior Proposal or enter into an agreement with respect to a Superior Proposal, in each case at any time after midnight on the fifth business day following the Parent's receipt of written notice that the Board has received a Superior Proposal, specifying the terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal.

          (d) Nothing contained in this Section 6.04 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or from making a disclosure to the Company's shareholders if, in the good faith judgment of the Board, after consultation with and based on the written advice of, independent legal counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

          SECTION 6.05. EMPLOYEE BENEFITS MATTERS. From and after the Effective Time the Company's 1996 Employee Stock Purchase Plan (the "STOCK PURCHASE PLAN") shall terminate. Between the date of this Agreement and the Effective Time, the Company agrees that the Board of Directors shall not fix an offering date pursuant to Section 4 of the Stock Purchase Plan. Any amounts remaining on an individual's account at the Effective Time pursuant to the Stock Purchase Plan shall be returned to such individual together with interest thereon at a rate equal to the rate announced publicly by Citibank, N.A. in New York, New York, as its base rate.

          SECTION 6.06.  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.
(a) The Articles of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VII of the Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

          (b) The Company shall, to the fullest extent permitted by law, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, each current and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary (collectively, the "INDEMNIFIED PARTIES") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received and (ii) the Company and the Surviving Corporation shall cooperate in the defense of any such matter; PROVIDED, HOWEVER, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); PROVIDED FURTHER that neither the Company nor the Surviving Corporation shall be obligated pursuant to this Section 6.06(b) to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and PROVIDED FURTHER that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

          (c) The Surviving Corporation shall use its reasonable best efforts to maintain in effect for three years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.06(c) more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be approximately U.S. $72,500 in the aggregate).

          (d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or, at the Parent's option, the Parent, shall assume the obligations set forth in this Section 6.06.

          SECTION 6.07. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to the Parent, and the Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of the Company, the Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 6.08. FURTHER ACTION; REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all licenses, permits (including, without limitation, environmental permits), consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

          SECTION 6.09. PUBLIC ANNOUNCEMENTS. The Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the New York Stock Exchange to which the Parent or the Company is a party.

          SECTION 6.10. CONFIDENTIALITY AGREEMENT. The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of each Transaction. Upon the consummation of the Merger, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto.

          SECTION 6.11. FACILITY INVESTMENT AGREEMENT. As promptly as practicable, but in no event more than twenty business days from the date hereof, at the Parent's request, the Company shall enter into a Facility Investment Agreement with the Parent, having substantially the terms and conditions set forth on Annex C hereto.

          SECTION 6.12. 1998 FINANCIAL STATEMENTS. As promptly as practicable, but in no event more than twenty-two business days from the date hereof, the Company shall deliver to the Parent an audited consolidated balance sheet for the Company dated September 30, 1998, and audited statements of operations, stockholders' equity and cash flows for the year ended September 30, 1998 (the "1998 FINANCIAL STATEMENTS").

                                     ARTICLE VII

                               CONDITIONS TO THE MERGER


          SECTION 7.01. CONDITIONS TO THE MERGER. If the Offer is consummated and all terms and conditions thereof (including, without limitation, the Minimum Condition) are satisfied, the respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) NO ORDER. No Governmental Entity or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the acquisition of Shares by the Parent or the Purchaser or any affiliate of either of them or the consummation of the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and

          (b) OFFER. The Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; PROVIDED, HOWEVER, that this condition shall not be applicable to the obligations of the Parent or the Purchaser if, in breach of this Agreement or the terms of the Offer, the Purchaser or such assignee fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

          SECTION 7.02. CONDITIONS TO THE LONG-FORM MERGER. In all cases other than those in which Section 7.01 is applicable,

          (a) the respective obligations of each party to effect the Long-Form Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (i) SHAREHOLDER APPROVAL. This Agreement and the Long-Form Merger shall have been adopted by the affirmative vote of a majority of the votes cast by all holders of Shares entitled to vote thereon;

               (ii) HSR ACT. Any waiting period (and any extension thereof) applicable to the consummation of the Long-Form Merger under the HSR Act shall have expired or been terminated; and

               (iii) NO ORDER. No Governmental Entity or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the consummation of the Long-Form Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Long-Form Merger.

          (b) The obligations of the Parent and the Purchaser to effect the Long-Form Merger are also subject to the following conditions at or as of the Effective Time:

               (i) the representations and warranties of the Company in this Agreement and of each Shareholder in the respective Shareholder Agreement that are qualified as to materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case on or as of the Effective Time (other than representations and warranties that address matters only as of a certain date which shall be true and correct in the same manner as of such certain date), and the Parent and the Purchaser shall have received a certificate from a duly authorized officer of the Company and each Shareholder, as applicable, to such effect;

               (ii) the Company shall have performed in all material respects all obligations and complied in all material respects with each agreement and covenant of the Company to be performed or complied with by it under this Agreement and each Shareholder shall have performed in all material respects all obligations and complied in all material respects with each agreement and covenant of such Shareholder to be performed or complied with by such Shareholder under the applicable Shareholder Agreement, and the Parent and the Purchaser shall have received a certificate from a duly authorized officer of the Company and each Shareholder, as applicable, to such effect;

               (iii) all consents, approvals and authorizations required to be obtained to consummate the Long-Form Merger shall have been obtained from all Governmental Entities, except for such consents, approvals and authorizations the failure of which to obtain would not have a material adverse effect on the Parent or the Purchaser (assuming for purposes of this paragraph (iii) that the Long-Form Merger shall have been effected);

               (iv) there shall not have occurred any of the events set forth in paragraphs (a) (as adapted to apply MUTATIS MUTANDIS to the Long-Form Merger rather than the purchase of Shares pursuant to the Offer), (b), (j) or
          (k) of Annex A hereto; and

               (v) there shall not have occurred, since June 30, 1998, any change, condition, event or development that has a Material Adverse Effect with respect to the Company.

          (c) The obligation of the Company to effect the Long-Form Merger is also subject to the following conditions at or as of the Effective Time:

               (i) the representations and warranties of the Parent and the Purchaser in this Agreement that are qualified as to materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case on or as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true and correct in the same manner as of such certain date), and the Company shall have received a certificate from a duly authorized officer of the Parent to such effect; and

               (ii) the Parent and the Purchaser shall have performed in all material respects all obligations and complied in all material respects with each agreement and covenant of the Parent and the Purchaser, respectively, to be performed or complied with by it under this Agreement, and the Company shall have received a certificate from a duly authorized officer of the Parent to such effect.


                                     ARTICLE VIII

                          TERMINATION, AMENDMENT AND WAIVER


          SECTION 8.01. TERMINATION. (a) This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption of this Agreement and the transactions contemplated hereby by the shareholders of the Company:

          (i) By mutual written consent duly authorized by the Boards of Directors of the Parent, the Purchaser and the Company; or

          (ii) By the Parent, the Purchaser or the Company if (x) the Effective Time shall not have occurred on or before March 31, 1999; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.01(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (y) a Governmental Entity or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the consummation of the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Merger.

          (b) This Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the earlier of the expiration or termination of the Offer without the Minimum Condition having been satisfied and the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the shareholders of the Company:

          (i) By the Parent, upon approval of its Board of Directors, if due to a failure to satisfy any condition set forth in (i)-(iii) of the preamble of Annex A hereto or the existence of any condition set forth in paragraphs
     (a) - (k) of Annex A hereto, the Purchaser shall have (1) failed to commence the Offer within five business days following the date of this Agreement, (2) terminated the Offer without having accepted any Shares for payment thereunder or (3) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer; unless such action or inaction under (1), (2) or (3) shall have been caused by or resulted from the failure of the Parent or the Purchaser to perform in any material respect any material covenant or agreement of either of them contained in this Agreement or the material breach by the Parent or the Purchaser of any material representation or warranty of either of them contained in this Agreement;

          (ii) By the Company, upon approval of the Board, if due to a failure to satisfy any of the conditions set forth in (i)-(iii) of the preamble of Annex A hereto or the existence of any condition set forth in paragraphs
     (a) - (k) of Annex A hereto, the Purchaser shall have (1) failed to commence the Offer within five business days following the date of this Agreement, (2) terminated the Offer without having accepted any Shares for payment thereunder or (3) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such action or inaction under (1), (2), and (3) shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in this Agreement or the material breach by the Company of any material representation or warranty of it contained in this Agreement;

               (iii) By the Company, in connection with entering into a definitive agreement with respect to a Superior Proposal in accordance with
     Section 6.04; PROVIDED that the Company has complied with its obligations under Section 6.04, and that it makes simultaneous payment of the Fee and Expenses pursuant to Section 8.03; or

               (iv) By the Parent, if the Board shall have modified or withdrawn in a manner adverse to the Parent and the Purchaser its approval and recommendation of this Agreement and the Transactions or shall have approved or recommended to the Company's shareholders a Superior Proposal.

          (c) This Agreement may be terminated and the Long-Form Merger may be abandoned at any time prior to the Effective Time but after the expiration or termination of the Offer without the Minimum Condition having been satisfied, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the shareholders of the Company:

               (i) by the Parent in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement that (A) would give rise to the failure of a condition set forth in Section 7.02(b)(i) or (ii) and (B) cannot be or has not been cured within 20 days after the giving by the Parent of written notice to the Company or upon the occurrence of any of the events set forth in paragraphs
     (a) (as adapted to apply MUTATIS MUTANDIS to the Long-Form Merger rather than the purchase of Shares pursuant to the Offer), (b), or (c) of Annex A hereto;

               (ii) by the Company in the event of a breach by the Parent or the Purchaser of any of their respective representations, warranties, covenants or other agreements contained in this Agreement that (A) would give rise to the failure of a condition set forth in Section 7.02(c)(i) or
     (ii) and (B) cannot be or has not been cured within 20 days after the giving by the Company of written notice to the Parent and the Purchaser; or

               (iii) by the Parent or the Company if the shareholders of the Company do not approve this Agreement at the Special Shareholders' Meeting or any adjournment or postponement thereof.

          SECTION 8.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except as set forth in Sections 8.03 and 9.01, and nothing herein shall relieve any party from liability for any breach hereof.

          SECTION 8.03. FEES AND EXPENSES. (a) In the event that (i) this Agreement is terminated pursuant to Section 8.01(b)(iii) or 8.01(b)(iv) or (ii) any person shall have commenced, or publicly announced and not withdrawn its intention to commence, a tender or exchange offer for 20% or more (or which, assuming the maximum amount of securities that could be purchased, would result in any person beneficially owning 20% or more) of the then outstanding Shares or otherwise for the direct or indirect acquisition of the Company or all or a substantial portion of its assets and (A) the Offer shall have remained open for at least 20 business days, (B) the Minimum Condition shall not have been satisfied, (C) this Agreement shall have been terminated pursuant to Section 8.01(c)(iii) and (D) within six months following the date of the termination of this Agreement, a Takeover Proposal between the Company and such other person shall have been consummated, then, in any such event, the Company shall pay the Parent promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of U.S.$3,400,000 (the "FEE"), which amount shall be payable in immediately available funds, plus all Expenses up to U.S.$750,000 in the aggregate. For purposes of this Section 8.03, the term "EXPENSES" shall mean all out-of-pocket expenses and fees of each of the Parent, the Purchaser and their respective shareholders and affiliates (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the Transactions or structuring the Transactions and all fees of counsel, accountants, experts and consultants to the Parent and the Purchaser, and all printing and advertising expenses and all costs and expenses incurred by or on behalf of the Parent and the Purchaser in connection with the collection under and enforcement of this Section 8.03) actually incurred or accrued by any of them or on their behalf in connection with the Transactions, including, without limitation, the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by the Parent and the Purchaser in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Transactions and any financing commitments or agreements relating thereto.

          (b) Except as set forth in this Section 8.03, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

          SECTION 8.04. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after the adoption of this Agreement and the transactions contemplated hereby by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 8.05. WAIVER. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                      ARTICLE IX

                                  GENERAL PROVISIONS


          SECTION 9.01. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Article II and this Article IX and Section 6.06 shall survive the Effective Time indefinitely and those set forth in Sections 6.03(b), 6.11 and
8.03 and Article IX shall survive termination indefinitely.

          SECTION 9.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

          if to the Parent or the Purchaser:

               Groupe Danone
               7, rue de Teheran
               75008 Paris
               France
               Fax: 011-33-1-44-35-20-97
               Attention:     M. Emmanuel Faber
          with a copy to:

               Shearman & Sterling
               599 Lexington Avenue
               New York, New York  10022
               Fax: 212-848-7179
               Attention: Clare O'Brien, Esq.

          if to the Company:

               AquaPenn Spring Water Company, Inc.
               One AquaPenn Drive
               P.O. Box 938
               Milesburg, Pennsylvania 16853
               Fax: 814-353-9108
               Attention:     Mr. Geoffrey F. Feidelberg

               with a copy to:

               Ballard Spahr Andrews & Ingersoll, LLP
               1735 Market Street
               51st Floor
               Philadelphia, PA 19103-7599
               Fax: 215-864-8999
               Attention: Brian D. Doerner, Esq.

          SECTION 9.03. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

          (a) "AFFILIATE" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

          (b) "BENEFICIAL OWNER" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or
     (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

          (c) "BUSINESS DAY" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York;

          (d) "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

          (e) "PERSON" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

          (f) "SUBSIDIARY" or "SUBSIDIARIES" of the Company, the Surviving Corporation, the Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

          SECTION 9.04. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

          SECTION 9.05. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Sections 6.03(b) and 6.10, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that the Parent and the Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of the Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations (any such assignee of the Purchaser being an "ASSIGNEE").

          SECTION 9.06. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

          SECTION 9.07. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          SECTION 9.08. GOVERNING LAW. Except to the extent that Pennsylvania Law is mandatorily applicable to the Transactions and the rights of the shareholders of the Company, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in the City of New York.

          SECTION 9.09. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 9.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   GROUPE DANONE


                                   By /s/ Emmanuel Faber
                                      --------------------------------
                                      Name:  Emmanuel Faber
                                      Title: Director of Corporate Development


                                   ZONEO ACQUISITION CORP.


                                   By /s/ Mark S. Rodriguez
                                      --------------------------------
                                      Name:  Mark S. Rodriguez
                                      Title: Chief Executive Officer


                                   AQUAPENN SPRING WATER COMPANY, INC.


                                   By /s/ Edward J. Lauth, III
                                      --------------------------------
                                      Name:  Edward J. Lauth, III
                                      Title: Chairman, President and Chief
                                             Executive Officer

                                                                         ANNEX A


                               CONDITIONS TO THE OFFER


          Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

          (a) there shall have been instituted or be pending any action or proceeding (other than actions or proceedings which, in the good faith reasonable judgment of the Parent, after consultation with independent legal counsel, do not have any basis in fact or a reasonable likelihood of success on the merits) before any court or Governmental Entity, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by the Parent, the Purchaser or any other affiliate of the Parent, the purchase of Shares pursuant to any Shareholder Agreement, or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, the Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, the Parent or any of their subsidiaries, or to compel the Company, the Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, the Parent or any of their subsidiaries, as a result of the Transactions; (iii) seeking to impose or confirm limitations on the ability of the Parent, the Purchaser or any other affiliate of the Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares, except as specifically provided in Pennsylvania Law, acquired by the Purchaser pursuant to the Offer, any Shareholder Agreement or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated hereby; (iv) seeking to require divestiture by the Parent, the Purchaser or any other affiliate of the Parent of any Shares; or (v) which otherwise has a Material Adverse Effect or which would materially adversely affect the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of the Parent;

          (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) the Parent, the Company or any subsidiary or affiliate of the Parent or the Company or (ii) any Transaction, by any legislative body, court, Governmental Entity, other than the routine application of the waiting period provisions of the HSR Act to the Offer, any Shareholder Agreement or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
     (v) of paragraph (a) above; PROVIDED, HOWEVER, that the Parent shall have used reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

          (c) there shall have occurred, since June 30, 1998, any change, condition, event or development that has a Material Adverse Effect with respect to the Company;

          (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities of the Company on the New York Stock Exchange for a period in excess of 2 hours (excluding emergencies or limitations resulting solely from physical damage, interference with such exchange not related to market conditions, or any trading halt triggered solely as a result of a specified decrease in a market index) (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or France, (iii) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the reasonable judgment of the Purchaser, affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

          (e) it shall have been publicly disclosed or the Parent or the Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then outstanding Shares has been acquired by any person, other than the Parent or any of its affiliates;

          (f) any representation or warranty of the Company in the Agreement or of any Shareholder in the respective Shareholder Agreement that is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case when made on or immediately following the expiration of the Offer as though made on or as of such date, except those representations and warranties that address matters only as of a certain date which shall not be true and correct as of such certain date;

          (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Agreement or the Shareholders shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of any Shareholder to be performed or complied with by such Shareholder under the respective Shareholder Agreement;

          (h) the Agreement shall have been terminated in accordance with its terms;

          (i) the Purchaser and the Company shall have agreed that the Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

          (j) any Option Consent or Warrant Consent shall not have been obtained immediately prior to the expiration of the Offer; or

          (k) the Parent and the Purchaser shall not have received immediately prior to the expiration of the Offer the opinions of Ballard Spahr Andrews & Ingersoll, LLP, as to the matters set forth in Sections 3.04 and 3.21 of the Agreement, and of McQuaide Blasko, as to the matters set forth in
     Section 3.01 of the Agreement, in each case in form and substance satisfactory to the Parent and the Purchaser;

which, in the sole judgment of the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by the Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer and with such acceptance for payment or payment.

          The foregoing conditions are for the sole benefit of the Purchaser and the Parent and may be asserted by the Purchaser or the Parent regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser or the Parent in whole or in part at any time and from time to time in their sole discretion. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                         ANNEX B


                 Facility Investment Agreement (the "Agreement")
                              Summary of Key Terms


Parties: AquaPenn Spring Water Company, Inc. (the "Company") and Parent (the "Parent").

Effective Date:            No later than 20 business days from the date of
                           execution of the Agreement and Plan of Merger
                           ("Merger Agreement").

Purpose: Parent will finance and develop an extension of the Company's existing production facility in south-east Florida (the "Facility") to house a new PET bottle production line, which will begin operating no later than September 15, 1999.

Project Manager:           Parent will act as Project Manager and have final
                           decision making authority over all aspects of the Project.

Project: Completion of a 16,500 sq ft extension of the Facility.

                           Relocation of the Company's existing one-gallon blowing equipment to the building extension.

                           Installation of a new PET bottle production line at the Facility.

                           Termination of all production of 2.5 gallon bottles at the Facility and removal of the corresponding equipment.

Equipment:                 Parent agrees to supply and install all equipment
                           required with respect to the installation of a new
                           PET bottle production line, including equipment used for water treatment.

Responsibility for
Costs of the
Project: Parent agrees to finance the cost of installation of the PET bottle production line.

                           In addition, Parent agrees to finance the cost of the Project (other than the cost of the installation of the PET bottle production line).

                                                         2
                                                                         ANNEX B
Timeline for
the Project:               The parties agree that they shall each use
                           their reasonable best efforts to effect a target start-up date of September 15, 1999. In addition, the parties agree to target the following dates for completion of the items set out below:

                           April 14, 1999 - finalization of the design for the Project; approval of necessary permits; retention of contractors and other professional services required to execute the Project;

                           June 30, 1999 - completion of the construction of the extension of the Facility and other modifications to the Facility;

                           July 15, 1999 - relocation of the one-gallon blowing equipment;

                           August 30, 1999 - installation of the new PET bottling line equipment;

                           September 15, 1999 - completion of final testing of newly installed equipment and start-up date.

Product: All bottles produced by the new PET bottle production line will be purchased by the Parent for a price to be determined.

Additional Terms:          The Agreement shall also provide for the parties'
                           respective rights and obligations regarding quality control procedures, the provision of packaging orders and supplies, inventory reports, inspection rights, orders and shipments, confidentiality, use of trademarks, indemnification and insurance, as well as other terms and conditions existing for similar agreements.

Termination:               Parent, at its option, may terminate the Agreement in
                           the event that the Merger Agreement is terminated.

                                                                         ANNEX C
                                                              FORM OF SHORT-FORM
                                                                  PLAN OF MERGER







--------------------------------------------------------------------------------



                                 PLAN OF MERGER

                                     merging

                             ZONEO ACQUISITION CORP.

                                  with and into

                       AQUAPENN SPRING WATER COMPANY, INC.


                       Dated as of [____________], 199[_]


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                  PLAN OF MERGER, dated [____________], 199[_] (this "Plan of
Merger"), merging ZONEO ACQUISITION CORP., a Pennsylvania corporation (the "Purchaser") and an indirect wholly-owned subsidiary of GROUPE DANONE, a French societe anonyme (the "Parent"), with and into AQUAPENN SPRING WATER COMPANY, INC., a Pennsylvania corporation (the "Company").

                  WHEREAS, the Parent, the Purchaser and the Company are parties to an Agreement and Plan of Merger, dated as of November 2, 1998 (the "Merger Agreement"), which provides for the adoption of this Plan of Merger;

                  WHEREAS, Purchaser owns [_______] shares of common stock, no par value, of the Company (the "Shares"), representing more than 80% of the outstanding Shares;

                  WHEREAS, at all times following the date hereof and prior to the Effective Time (as defined below), Purchaser will own more than 80% of the outstanding Shares;

                  WHEREAS, the Board of Directors of the Purchaser has (a) determined that it is in the best interests of the Purchaser to merge the Purchaser with and into the Company (the "Merger"), with the Company being the surviving corporation, in accordance with the Pennsylvania Business Corporation Law of 1988, as amended ("Pennsylvania Law"), and (b) voted to adopt this Plan of Merger;

                  NOW, THEREFORE, the Board of Directors of the Purchaser hereby adopts the following Plan of Merger:

                                    ARTICLE I

                                   THE MERGER

                  SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Plan of Merger, and in accordance with Pennsylvania Law (including, without limitation, Section 1906 thereof), at the Effective Time, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"), and shall continue to be governed by the laws of the Commonwealth of Pennsylvania.

                  SECTION 1.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article II, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger"), together with any required tax certificates or statements, with the Department of State of the


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Commonwealth of Pennsylvania, in such form as is required by, and executed in accordance with, the relevant provisions of Pennsylvania Law (the date and time of such filing being the "Effective Time"). Prior to such filings, a closing shall be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article II.

                  SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Pennsylvania Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and the Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                  SECTION 1.04. Articles of Incorporation; Bylaws. (a) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by applicable law and such Articles of Incorporation.

                  (b) The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

                  SECTION 1.05. Directors and Officers. The directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                  SECTION 1.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company or the holders of any of the Shares:

                  (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.06(b) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive an amount equal to $13.00 (the "Per Share Amount") in cash (the "Merger Consideration"), payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 1.09, of the certificate that formerly evidenced such Share;



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                  (b) Each Share owned by the Purchaser, the Parent or any
         direct or indirect wholly owned subsidiary of the Parent or of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto; and

                  (c) Each share of Common Stock, par value U.S. $0.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value U.S. $0.01 per share, of the Surviving Corporation.

                  SECTION 1.07. Stock Options; Warrants. (a) In accordance with the terms of the Company's 1989 Stock Option Plan and 1992 Stock Option Plan (the "Stock Option Plans"), the Company shall cause each outstanding option to purchase Shares granted under the Stock Option Plans to, immediately prior to the Effective Time, become exercisable regardless of the installment provisions contained in the Stock Option Plans and to be terminated at the Effective Time.
Section 2.07(a) of the Disclosure Schedule to the Merger Agreement (the "Disclosure Schedule") lists all options outstanding under the Stock Option Plans.

                  (b) The Company shall use its reasonable best efforts to obtain the consent (the "Option Consents") of the persons listed on Section 2.07(b) of the Disclosure Schedule (the "Option Holders"), to the termination, immediately prior to the Effective Time, of the stock options held by each Option Holder pursuant to the respective option agreements listed on Section 2.07(b) of the Disclosure Schedule. Each such Option Holder shall be paid by the Company, at or immediately prior to the Effective Time with respect to each stock option, in consideration of such termination, an amount in cash determined by multiplying (i) the excess, if any, of the Per Share Amount over the applicable exercise price under such option by (ii) the number of Shares such Option Holder could have purchased had such holder exercised such options in full immediately prior to the Effective Time.

                  (c) The Company shall use its reasonable best efforts to obtain the consent of Edward J. Lauth, James D. Hammond and Marion I. Hammond and Nancy J. Davis to the termination, immediately prior to the Effective Time, of the warrants held by each of them pursuant to the Warrants dated as of April 6, 1995, the Warrant dated as of November 21, 1995, and the Warrant dated as of August 28, 1996, respectively (the "Warrant Consents"). Each such holder of warrants shall be paid by the Company, at or immediately prior to the Effective Time with respect to each such warrant, in consideration of such termination, an amount in cash determined by multiplying (i) the excess, if any, of the Per Share Amount over the applicable exercise price under such warrant by (ii) the number of Shares such holder could have purchased had such holder exercised such warrant in full immediately prior to the Effective Time.

                  SECTION 1.08. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time shall be canceled and the holders thereof shall be entitled to a notice to demand payment in


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accordance with the provisions of Sections 1930 and 1575 of Pennsylvania Law, and those shareholders who make a timely demand for payment in accordance with, and otherwise comply in all respects with, Sections 1575 through 1580 of Pennsylvania Law shall be entitled to receive, instead of the Merger Consideration, payment of the fair value of such Shares (the Dissenting Shares") (which may be more than, equal to, or less than the Merger Consideration) in accordance with the provisions of such Sections 1930 and 1575 through 1580, except that all the Shares held by shareholders who shall fail to perfect or who effectively shall withdraw or lose their rights to be paid the fair value for such Shares under such Sections 1930 and 1575 through 1580 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.09, of the certificate or certificates that formerly evidenced such Shares.

                  SECTION 1.09. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, the Purchaser shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 1.06(a). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of U.S. $500 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).

                  (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 1.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so


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surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

                  (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

                  (d) At the Effective Time, the stock transfer books of the Company shall be closed and, thereafter, there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.


                                   ARTICLE II

                            CONDITIONS TO THE MERGER

                  SECTION 2.01. Conditions to the Merger. If the Offer is consummated and all terms and conditions thereof are satisfied, the respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) No Order. No Governmental Entity or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the acquisition of Shares by the Parent or the Purchaser or any affiliate of either of them or the consummation of the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and



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                  (b) Offer. The Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of the Parent or the Purchaser if, in breach of this Agreement or the terms of the Offer, the Purchaser or such assignee fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.


                                    * * * * *


                  IN WITNESS WHEREOF, the Purchaser has caused this Plan of Merger to be duly executed as of the date first written above.


                                              ZONEO ACQUISITION CORP.


                                              By
                                                --------------------------------
                                                  Name:
                                                  Title:





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